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                                                                    EXHIBIT 23.9

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountant, we hereby consent to the use of our reports (and to all references to our firm) pertaining to Optical International Corp. included in or made a part of this registration statement.




/s/ T N Soong & Co.



T N Soong & Co.
A Member Firm of Andersen Worldwide, SC
Taipei, Taiwan, the Republic of China

December 20, 2001